EXHIBIT 99.1

City National Corp. Reports Second-Quarter 2010 Net Income of $41.3 Million

Revenue grows 39 percent from second quarter of 2009

Average deposits rise 26 percent to $17.6 billion

Total assets up 20 percent to $21.2 billion

Credit quality improves for third consecutive quarter

LOS ANGELES, July 22, 2010 (GLOBE NEWSWIRE) -- City National Corporation (NYSE:CYN), the parent corporation of wholly owned City National Bank, today reported second-quarter 2010 net income and net income available to common shareholders of $41.3 million, or $0.78 per share. In the second quarter of 2009, net income was $6.8 million, while net income available to common shareholders was $1.3 million, or $0.02 per share.

Second-quarter 2010 net income included a number of unusual items primarily related to the company's three FDIC-assisted acquisitions and the favorable settlement of tax litigation. Excluding these items, second-quarter net income totaled $30.0 million, or $0.56 per share.1

Year to date, City National's net income totaled $57.0 million. Net income available to common shareholders, which reflects the dividend paid on preferred stock previously held by the U.S. Treasury Department, was $51.3 million, or $0.97 per share. In the first half of 2009, the corporation earned net income of $14.2 million, while net income available to common shareholders was $3.2 million, or $0.06 per share.

"City National's performance improved significantly in the second quarter, thanks in part to continued strong deposit and revenue growth and further improvement in credit quality," said President and Chief Executive Officer Russell Goldsmith. "In this quarter, the company also completed its two FDIC-assisted acquisitions of Sun West Bank of Nevada and 1st Pacific Bank, adding revenue, income, loans, deposits, 13 branch offices, talented colleagues and thousands of new clients, while meaningfully growing our presence in San Diego and Nevada."

City National also announced today that its board of directors has again declared a 2010 quarterly common stock cash dividend of $0.10 per share, payable on August 18, 2010 to stockholders of record on August 4, 2010.

SECOND-QUARTER 2010 HIGHLIGHTS

  Second-quarter revenue totaled $304.5 million, up 39 percent from the second quarter of 2009.

  Fully taxable-equivalent net interest income amounted to $185.3 million, up 17 percent from the same period last year and 4 percent from the first quarter of 2010. City National's net interest margin averaged 3.93 percent in the second quarter of 2010, down from 3.97 percent in the first quarter of 2010 due largely to strong growth in deposits, which were invested in securities.

  Average deposit balances, including those acquired from Sun West Bank and 1st Pacific Bank, grew to a record $17.6 billion, up 26 percent from $14.0 billion in the second quarter of 2009 and 4 percent from $16.9 billion in the first quarter of this year. Average core deposits grew 29 percent from the second quarter of last year, and now amount to approximately 93 percent of total average balances.

  Average loans, excluding loans covered by City National's acquisition-related loss-sharing agreements with the FDIC, were $11.6 billion, down 6 percent from the same period last year and 3 percent from the first quarter of 2010. The declines reflected weak loan demand due to current business and economic conditions.

  Second-quarter 2010 net income included a $32.0 million provision for credit losses on non-FDIC covered loans, 42 percent lower than it was in the first quarter of 2010. Net charge-offs declined 32 percent from the first quarter of 2010, while nonperforming assets, excluding FDIC-covered assets, declined 19 percent.

  Second-quarter 2010 earnings included several unusual items. Among them were pretax gains of $25.2 million, or $0.28 per share after tax, for the acquisitions of Sun West Bank and 1st Pacific Bank. Professional expenses related to these transactions totaled $1.7 million, or $0.02 per share after tax. The company also recorded a non-cash net impairment charge of $24.4 million, or $0.27 per share after tax, for FDIC-covered loans acquired from Imperial Capital Bank in December 2009. Second-quarter net income included net tax benefits of $14.7 million, or $0.28 per share, which are primarily related to a favorable tax litigation settlement. The company recorded a charge of $5.0 million, or $0.05 per share after tax, for the write-off of a Community Reinvestment Act-related receivable. After tax, these items added approximately $11.3 million, or $0.22 per share, to net income. Excluding them, second-quarter net income amounted to $30.0 million, or $0.56 per share.

  City National remains well-capitalized. Its ratio of total capital to risk-based assets at June 30, 2010, improved to 14.7 percent, from 14.2 percent at June 30, 2009, and 14.4 percent at March 31, 2010. Its second-quarter ratio of Tier 1 common shareholders' equity to risk-based assets was 9.7 percent, compared to 9.3 percent at June 30, 2009, and 9.4 percent at March 31, 2010.1
	For the three months ended			For the three
Dollars in millions,	June 30,		%	months ended	%
except per share	2010	2009	Change	March 31, 2010	Change
Earnings Per Share	$ 0.78	$ 0.02	3,800	$ 0.19	311

Net Income Attributable to CNC	$ 41.3	$ 6.8	510	$ 15.7	163
Less: Dividends and Accretion on Preferred Stock	--	5.5	(100)	5.7	(100)
Net Income Available to Common Shareholders	$ 41.3	$ 1.3	3,148	$ 10.0	313

Average Assets	20,799.2	17,369.3	20	20,267.2	3
Return on Average Assets	0.80%	0.16%	400	0.31%	158
Return on Average Common Shareholders' Equity	8.93%	0.29%	2,979	2.20%	306

ASSETS

Total assets at June 30, 2010 were $21.2 billion, up 20 percent from the second quarter of 2009. The increase reflects the company's FDIC-assisted acquisitions of Sun West Bank, 1st Pacific Bank and Imperial Capital Bank.

REVENUE

Revenue for the second quarter of 2010 was $304.5 million, up 39 percent from the second quarter of 2009 and 21 percent from the first quarter of 2010. The increases were due principally to the company's FDIC-assisted acquisitions and its strong deposit growth, which was invested in securities and used to fund loans at the three newly acquired banks. Second-quarter operating revenue (excluding gains on these acquisitions) grew 27 percent from the second quarter of 2009.1

NET INTEREST INCOME

Fully taxable-equivalent net interest income was $185.3 million in the second quarter of 2010, up 17 percent from the same period last year and 4 percent from the first quarter of 2010.

Second-quarter 2010 average deposits grew to a record $17.6 billion, up 26 percent from the same period of 2009 and 4 percent from the first quarter of this year. Average core deposits were $16.5 billion in the second quarter of 2010, up 29 percent from the same period of 2009 and 5 percent from the first quarter of 2010.

Second-quarter 2010 average noninterest-bearing deposits were up 18 percent from the same period of 2009 and 5 percent from the first quarter of 2010.

Treasury Services deposit balances, which consist primarily of title, escrow and property management deposits, averaged $1.4 billion in the second quarter of 2010, up 45 percent from the same period of 2009 and 31 percent from the first quarter of 2010 due to the addition of new clients, an increase in residential real estate activity and modest improvement in commercial real estate and apartment financing in certain markets.

Second-quarter average loan balances, excluding FDIC-covered loans, were $11.6 billion, down 6 percent from the second quarter of 2009 and 3 percent from the first quarter of this year. The declines reflect weak loan demand due to challenging business and economic conditions. Average FDIC-covered loans totaled $2.0 billion for the second quarter of 2010.

Average balances for commercial loans were down 8 percent from the same period last year and 5 percent the first quarter of 2010. Average balances for commercial real estate and construction loans together were down 16 percent from the second quarter of 2009 and 6 percent from the first quarter of this year. Average balances for single-family residential mortgage loans, nearly all of which are made to City National's private banking clients, were up slightly from both the year-ago period and the first quarter of 2010.

Average securities for the second quarter of 2010 totaled $4.2 billion, up 26 percent from the same period last year and 5 percent from the first quarter of 2010. The increases reflect the company's strong deposit growth. The average duration of total available-for-sale securities at June 30, 2010 was 2.3 years, down from 3.0 years at the end of the second quarter of 2009 and 2.9 years at March 31, 2010.

City National's net interest margin in the second quarter of 2010 averaged 3.93 percent, compared with 3.98 percent in second quarter of 2009 and 3.97 percent in the first quarter of this year. The decreases were largely due to strong growth in deposits, which were invested in securities.

At June 30, 2010, City National's prime lending rate was 3.25 percent, unchanged from both June 30, 2009 and March 31, 2010.

	For the three months ended			For the three
	June 30,		%	months ended	%
Dollars in millions	2010	2009	Change	March 31, 2010	Change
Average Loans and Leases,
excluding Covered Loans	$ 11,581.9	$ 12,354.3	(6)	$ 11,944.3	(3)
Average Covered Loans	2,002.9	--	NM	1,833.1	9
Average Total Securities	4,243.8	3,364.2	26	4,036.4	5
Average Earning Assets	18,890.9	16,003.3	18	18,281.0	3
Average Deposits	17,600.3	14,023.3	26	16,864.2	4
Average Core Deposits	16,453.5	12,711.8	29	15,625.3	5
Fully Taxable-Equivalent
Net Interest Income	185.3	158.9	17	178.8	4
Net Interest Margin	3.93%	3.98%	(1)	3.97%	(1)

NONINTEREST INCOME

Noninterest income was $122.5 million in the second quarter of 2010, up 91 percent from the year-ago period and 59 percent from the first quarter of 2010. The increases were due largely to pretax gains of $25.2 million on the acquisitions of Sun West Bank and 1st Pacific Bank as well as $28.3 million of loss-sharing income for assets covered by the FDIC.  Second-quarter noninterest income also reflects a $5.0 million charge for the write-off of a Community Reinvestment Act-related receivable.

In the second quarter of 2010, noninterest income accounted for 40 percent of City National's total revenue.

Wealth Management

City National's assets under management totaled $34.2 billion as of June 30, 2010, up 13 percent from the same period of 2009 but down 5 percent from the first quarter of this year. These changes were caused in large part by fluctuations in equity market values. The increase from the year-ago period also reflects the company's July 21, 2009 acquisition of Lee Munder Capital Group, which was partly offset by the deconsolidation of an affiliate's assets under management during the fourth quarter of 2009.

Trust and investment fees were up 35 percent from the second quarter of 2009 and 1 percent from the first quarter of this year. Money market mutual fund and brokerage fees were down 18 percent from the year-ago period, due to lower balances, historically low interest rates on government and other quality short-term bonds, and reduced spreads and trading activity. Money market mutual fund and brokerage fees were up 4 percent from the first quarter of 2010.

	At or for the			At or for the
	three months ended			three months
	June 30,		%	ended	%
Dollars in millions	2010	2009	Change	March 31, 2010	Change

Trust and Investment Fee Revenue	$ 34.0	$ 25.2	35	$ 33.5	1
Brokerage and Mutual Fund Fees	5.5	6.6	(18)	5.3	4
Assets Under Management (1)(2)	34,172.3	30,286.4	13	35,783.4	(5)
Assets Under Management
or Administration (1)(2)	54,613.8	47,838.9	14	55,844.3	(2)

(1) Excludes $12.9 billion, $12.7 billion, and $7.5 billion of assets under management for an asset manager in which City National held a noncontrolling ownership interest as of June 30, 2010, March 31, 2010, and June 30, 2009, respectively.

(2) Excludes $1.9 billion and $2.1 billion of assets under management and administration as of June 30, 2010 and March 31, 2010, respectively, for an asset manager that City National deconsolidated effective November 1, 2009.

Other Noninterest Income

Income from cash management and deposit transaction fees was down 6 percent from the same period of last year and 5 percent from the first quarter of 2010, primarily due to lower transaction volume.

Fee income from foreign exchange services and letters of credit was up 5 percent from the second quarter of 2009 and 29 percent from the first quarter of this year. The increase from the first quarter was due primarily to increased demand for foreign exchange services from entertainment clients.

Other income was $11.4 million in the second quarter of 2010, up 27 percent from the year-ago period and 71 percent from the first quarter of this year. The changes were due largely to an increase in income from the transfer of covered loans to other real estate owned (OREO).

NONINTEREST EXPENSE

Second-quarter 2010 noninterest expense amounted to $186.6 million, up 29 percent from the second quarter of 2009.  This increase was due largely to the acquisitions of Sun West Bank, 1st Pacific Bank and Imperial Capital Bank. It also reflects increased compensation expense and legal and professional fees, as well as a $16.8 million expense for OREO properties. Approximately $9.2 million of the OREO expense is related to the acquisitions of Sun West Bank, 1st Pacific Bank and Imperial Capital Bank. Approximately $7.3 million of this amount is reimbursable to the company and reflected in FDIC loss-sharing income in noninterest income.

Noninterest expense increased 6 percent from the first quarter of this year, due primarily to additional personnel and higher personnel costs, professional fees, FDIC assessments and the acquisitions of Sun West Bank and 1st Pacific Bank.

CREDIT QUALITY

The following credit quality information excludes loans subject to loss-sharing agreements involving City National's FDIC-assisted transactions:

Net loan charge-offs in the second quarter of 2010 totaled $33.5 million, or 1.16 percent of total loans and leases on an annualized basis, down from $49.5 million, or 1.68 percent, in the first quarter of this year. Net charge-offs were $56.7 million, or 1.84 percent of total loans and leases, in the second quarter of 2009.

At June 30, 2010, nonperforming assets amounted to $314.6 million, or 2.73 percent of the company's total loans and leases and OREO, down from $388.0 million, or 3.30 percent, at March 31, 2010 and $396.3 million, or 3.19 percent, at June 30, 2009. Nonaccrual loans at June 30, 2010 were $260.1 million, down from $330.0 million at March 31, 2010 and $378.3 million at June 30, 2009.

	As of		As of		As of
	June 30, 2010		March 31, 2010		June 30, 2009
Period-end Loans (in millions)	Total	Nonaccrual	Total	Nonaccrual	Total	Nonaccrual

Commercial Loans	$ 4,286.1	$ 46.5	$ 4,424.2	$ 73.8	$ 4,764.8	$ 80.4
Commercial Real Estate Mortgages	2,078.0	57.2	2,121.9	66.2	2,162.3	36.1
Residential Mortgages	3,577.9	11.5	3,514.2	12.0	3,511.6	17.3
Real Estate Construction Loans	629.9	138.9	730.7	165.0	1,116.1	237.8
Equity Lines of Credit	742.1	3.9	733.6	4.1	691.2	2.9
Other Loans	169.0	2.1	164.9	8.9	175.3	3.8
Total Loans (1)	$ 11,483.0	$ 260.1	$ 11,689.5	$ 330.0	$ 12,421.3	$ 378.3

Other Real Estate Owned (1)		54.5		58.0		18.0
Total Nonperforming Assets, excluding
Covered Assets		$ 314.6		$ 388.0		$ 396.3

(1) Excludes covered loans of $2.1 billion and $1.8 billion at June 30, 2010 and March 31, 2010, respectively, and covered other real estate owned of $98.8 million and $77.5 million at June 30, 2010 and March 31, 2010, respectively.

City National's second-quarter provision for credit losses totaled $32.0 million, down from $55.0 million in the first quarter of 2010 and $70 million in the second quarter of 2009.

At June 30, 2010, City National's allowance for loan and lease losses totaled $290.5 million, or 2.53 percent of total loans and leases. That compares with $292.8 million, or 2.50 percent, at the end of the first quarter of 2010 and $256.0 million, or 2.06 percent, at June 30, 2009. The company also maintains an additional $19.3 million in reserves for off-balance-sheet credit commitments.

City National's provision reflects management's continuing assessment of the loan portfolio's credit quality. This assessment takes into account a broad range of economic factors, including net loan charge-offs, nonaccrual loans, specific reserves, risk-rating migration and changes in the portfolio size and composition.

Commercial Loans

Commercial loans accounted for $21.3 million of City National's net charge-offs, up from $13.5 million in the first quarter of this year, and $17.3 million in the year-earlier period.

Commercial loans on nonaccrual totaled $46.5 million, down from $73.8 million at March 31, 2010 and $80.4 million at June 30, 2009.

Construction Loans

City National's $629.9 million commercial real estate construction portfolio includes loans to developers of residential and nonresidential properties. This portfolio has been reduced 44 percent since June 30, 2009. Although the construction sector remains under stress, there are signs that the level of problem loans in the bank's portfolio is moderating.

Second-quarter net charge-offs of construction loans were $10.9 million, down from $14.2 million in the first quarter of 2010 and $36.2 million in the second quarter of 2009. At June 30, 2010, construction loans on nonaccrual totaled $138.9 million, down from $165.0 million on March 31 of this year and $237.8 million at June 30, 2009.

The company's portfolio of loans to residential developers showed further signs of improvement through the second quarter of this year. At June 30, 2010, loans to homebuilders totaled $194 million, down from $236 million at the end of the first quarter. These loans now equal less than 2 percent of City National's loan portfolio, excluding loans covered by the FDIC loss-sharing agreement. (The company's portfolio of loans to homebuilders includes $61 million of loans in the bank's commercial loan portfolio.) Loans to homebuilders accounted for 35 percent of all construction loans on nonaccrual at June 30, 2010.

The remainder of City National's construction portfolio consists of loans to developers of nonresidential projects.  Nonresidential construction loans amounted to $496 million at June 30, 2010, down from $831 million at the same time last year and $565 million at March 31, 2010. Second-quarter 2010 net charge-offs totaled $11 million, down from $18 million at June 30, 2009 and $13 million at March 31, 2010. Those on nonaccrual were $90 million, down from $116 million in the second quarter of 2009 and $105 million in the first quarter of this year.

Commercial Real Estate Mortgage Loans

Second-quarter net charge-offs in the company's $2.1 billion commercial real estate mortgage portfolio were $0.4 million, down from $15.0 million in the first quarter of 2010. The company did not record any net charge-offs in its commercial real estate mortgage portfolio during the second quarter of 2009. Conditions in this sector remain weak, as evidenced by reductions in values and lease and sales activity.

Commercial real estate mortgage loans on nonaccrual totaled $57.2 million, down from $66.2 million at March 31, 2010, but up from $36.1 million at June 30, 2009.

Residential Mortgage Loans and Equity Lines of Credit

City National's $3.6 billion residential mortgage portfolio and $742 million home-equity portfolio continued to perform well.  Together, they accounted for $0.9 million in net charge-offs, down from $1.6 million in the first quarter of this year and $1.8 million at June 30, 2009. Residential mortgage loans and lines of credit on nonaccrual were $15.4 million in the second quarter of 2010, down from $16.1 million in the first quarter of this year and $20.2 million in the second quarter of 2009.

COVERED ASSETS

Loans and OREO assets acquired in City National's FDIC-assisted acquisitions of Sun West Bank, 1st Pacific Bank and Imperial Capital Bank totaled $2.1 billion at the end of the second quarter of 2010.

In the second quarter, the company recorded a $24.4 million non-cash net impairment loss related to covered loans. It includes a provision of $46.5 million for covered loans that is partly offset by $22.1 million from City National's acquisition-related loss-sharing agreements with the FDIC. The impairment loss is mainly a result of a decrease in projected interest cash flows due to the company's revised default forecasts, though the principal credit loss projections are expected to be in line with the initial expectations. The second-quarter revisions of the default forecasts are based on the results of management's review of the credit quality of the covered loans and the analysis of the loan performance data since the acquisition. The company will continue updating the cash flow projections on a quarterly basis. Due to the uncertainty in the future performance of the covered loans additional impairments may be recognized in the future, however management does not expect potential future impairments to be of the same magnitude.

Loans acquired in FDIC-assisted acquisitions are accounted for in accordance with ASC Topic 310-30 (Loans and Debt Securities Acquired with Deteriorated Credit Quality).  These loans are generally considered accruing and performing as they accrete interest income over the estimated life of the loan when the cash flows are reasonably estimable.  Accordingly, acquired impaired loans that are contractually past due are still considered to be accruing and performing loans.

OREO assets acquired by City National from Sun West Bank, 1st Pacific Bank and Imperial Capital Bank and subject to loss-sharing agreements totaled $98.8 million at June 30, 2010, compared to $77.5 million at the end of the first quarter.

INCOME TAXES

City National's second-quarter 2010 results reflect a net tax benefit of $2.9 million, compared to a tax provision of $4.4 million in the first quarter of 2010. The tax benefit for the second quarter of the year is primarily attributable to a tax litigation settlement with the California Franchise Tax Board and revisions to certain deferred tax accounts.

FIRST-HALF 2010 HIGHLIGHTS

  Revenue for the first six months of this year was $556.9 million, up 35 percent from the first half of 2009.

  Fully taxable-equivalent net interest income amounted to $364.1 million, up from $307.3 million in the first six months of 2009. The corporation's net interest margin averaged 3.95 percent in the first half of 2010, down from 3.99 percent during the same period of the prior year.

  Average deposits for the first six months of this year amounted to $17.2 billion, up 28 percent from the same period of 2009. Average core deposit balances totaled $16.0 billion in the first half of 2010, up 33 percent from the first six months of last year.

  In the first half of 2010, average loans, excluding FDIC-covered loans, totaled $11.8 billion, down 5 percent from the first half of 2009.

  Noninterest income was $199.4 million, up from $111.6 million in the first half of 2009 due primarily to gains on FDIC-assisted acquisitions and FDIC loss-sharing income.

  During the first half of 2010, the corporation's provision for credit losses on non-covered loans totaled $87.0 million. The corporation made $120.0 million in provisions in the first six months of 2009. The corporation's provision for losses on covered loans was $46.5 million.

CAPITAL LEVELS

City National remains well-capitalized, ending the second quarter of 2010 with a tangible common shareholders' equity ratio of 6.7 percent, compared to 7.4 percent at June 30, 2009, and 6.7 percent at March 31, 2010.1

Total risk-based capital and Tier 1 risk-based capital ratios at June 30, 2010 were 14.7 percent and 11.7 percent, respectively.  City National's Tier 1 leverage ratio at June 30, 2010 was 8.0 percent. All of City National's capital ratios are above minimum regulatory standards for "well-capitalized" institutions.

Total risk-based capital, Tier 1 risk-based capital and the Tier 1 leverage ratios at March 31, 2010 were 14.4 percent, 11.4 percent and 8.0 percent, respectively.

The period-end ratio of shareholders' equity to total assets at June 30, 2010 was 9.1 percent, compared to 12.3 percent at June 30, 2009 and 9.3 percent at March 31, 2010.

2010 OUTLOOK

Management expects significantly increased profitability in 2010 over 2009.

CONFERENCE CALL

City National Corporation will host a conference call this afternoon to discuss second-quarter 2010 financial results. The call will begin at 2:00 p.m. PDT. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial (866) 393-6804 and enter Conference ID 83752468.  A listen-only live broadcast of the call also will be available on the investor relations page of the corporation's Website at www.cnb.com.  There, it will be archived and available for 12 months.

ABOUT CITY NATIONAL

City National Corporation's wholly owned subsidiary, City National Bank, provides banking, investment and trust services through 80 offices, including 17 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada and New York City.  The corporation and its seven consolidated investment affiliates manage or administer $54.6 billion in client investment assets, including more than $34 billion under direct management.

For more information about City National, visit the corporation's Website at www.cnb.com.

SAFE-HARBOR LANGUAGE

This news release contains forward-looking statements about the company, for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) local, regional and international business, economic and political conditions, (2) volatility in financial markets, including capital and credit markets, (3) significant changes in banking laws or regulations, including without limitation, broad-based restructuring of financial industry regulation, (4) increases and required prepayments in Federal Deposit Insurance Corporation premiums and special federal assessments on financial institutions due to market developments and regulatory changes, (5) changes in the level of nonperforming assets, charge-offs, other real estate owned and provision expense, (6) incorrect assumptions in the value of the loans acquired in FDIC-assisted acquisitions resulting in greater than anticipated losses in the acquired loan portfolios exceeding the losses covered by the loss-sharing agreements with the FDIC, (7) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources, (8) adequacy of the company's enterprise risk management framework, (9) company's ability to increase market share and control expenses, (10) company's ability to attract new employees and retain and motivate existing employees, (11) increased competition in the company's markets, (12) changes in the financial performance and/or condition of the company's borrowers, including changes in levels of unemployment, changes in customers' suppliers, and other counterparties' performance and creditworthiness, (13) a substantial and permanent loss of either client accounts and/or assets under management at the company's investment advisory affiliates or its wealth management division, (14) changes in consumer spending, borrowing and savings habits, (15) soundness of other financial institutions which could adversely affect the company, (16) protracted labor disputes in the company's markets, (17) earthquake, fire or other natural disasters affecting the condition of real estate collateral, (18) the effect of acquisitions and integration of acquired businesses and de novo branching efforts, (19) the impact of changes in regulatory, judicial or legislative tax treatment of business transactions, (20) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies, and (21) the success of the company at managing the risks involved in the foregoing, and (22) the anticipated adoption in mid-2010 of new and wide-ranging federal financial institution restructuring and consumer protection legislation effecting significant reform and restructuring of the financial services industry in the United States in response to the recent global economic crisis, and the new rules and regulations to be promulgated by supervisory and oversight agencies implementing this new legislation.

Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance, including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see the company's Annual Report on Form 10-K for the year ended December 31, 2009 and particularly Part I, Item 1A, titled "Risk Factors."

1 For notes on non-GAAP measures, see pages 13 and 14 of the Selected Financial Information.

CITY NATIONAL CORPORATION
FINANCIAL HIGHLIGHTS
(unaudited)
	Three Months			Six Months
For The Period Ended June 30,	2010	2009	% Change	2010	2009	% Change
Per Common Share
Net income available to common shareholders
Basic	$ 0.78	$ 0.02	3,800	$ 0.98	$ 0.06	1,533
Diluted	0.78	0.02	3,800	0.97	0.06	1,517
Dividends	0.10	0.10	--	0.20	0.35	(43)
Book value				36.51	34.14	7

Results of Operations: (In millions)
Interest income	$ 208	$ 176	18	$ 410	$ 345	19
Interest expense	26	20	27	52	45	17
Net interest income	182	156	17	358	300	19
Net interest income (Fully taxable-equivalent)	185	159	17	364	307	18
Total revenue	305	220	39	557	412	35
Provision for credit losses on loans and leases, excluding covered loans	32	70	(54)	87	120	(28)
Provision for losses on covered loans	47	--	NM	47	--	NM
Net income attributable to City National Corporation	41	7	510	57	14	301
Net income available to common shareholders	41	1	3,148	51	3	1,488

Financial Ratios:
Performance Ratios:
Return on average assets	0.80%	0.16%		0.56%	0.17%
Return on average common shareholders' equity	8.93	0.29		5.59	0.39
Period-end equity to period-end assets				9.08	12.31
Net interest margin	3.93	3.98		3.95	3.99
Expense to revenue ratio	55.29	63.80		58.44	65.83
Capital Adequacy Ratios (Period-end):
Tier 1 leverage				7.96	10.16
Tier 1 risk-based capital				11.69	12.35
Total risk-based capital				14.68	14.18

Asset Quality Ratios:
Allowance for loan and lease losses to:
Total loans and leases, excluding covered loans				2.53%	2.06%
Nonaccrual loans				111.68	67.68
Nonperforming assets to:
Total loans and leases and other real estate owned, excluding covered assets				2.73	3.19
Total assets				1.48	2.24
Net charge-offs to average total loans and leases, excluding covered loans (annualized)	(1.16) %	(1.84) %		(1.42) %	(1.47) %

Average Balances: (In millions)
Loans and leases, excluding covered loans	$ 11,582	$ 12,354	(6)	$ 11,763	$ 12,375	(5)
Covered loans	2,003	--	NM	1,918	--	NM
Securities	4,244	3,364	26	4,141	2,893	43
Interest-earning assets	18,891	16,003	18	18,588	15,521	20
Assets	20,799	17,369	20	20,535	16,893	22
Core deposits	16,454	12,712	29	16,042	12,048	33
Deposits	17,600	14,023	26	17,234	13,435	28
Interest-bearing liabilities	10,599	8,219	29	10,491	8,163	29
Common shareholders' equity	1,856	1,730	7	1,850	1,682	10
Total equity	1,882	2,146	(12)	1,942	2,098	(7)

Period-End Balances: (In millions)
Loans and leases, excluding covered loans				$ 11,483	$ 12,421	(8)
Covered loans				2,035	--	NM
Securities				4,890	3,468	41
Assets				21,231	17,661	20
Core deposits				16,816	13,252	27
Deposits				17,973	14,498	24
Common shareholders' equity				1,902	1,757	8
Total equity				1,927	2,174	(11)

Wealth Management: (In millions) (1)(2)
Assets under management				$ 34,172	$ 30,286	13
Assets under management or administration				54,614	47,839	14

(1) Excludes $12.9 billion and $7.5 billion of assets under management for an asset manager in which City National held a noncontrolling ownership interest as of June 30, 2010 and June 30, 2009, respectively.

(2) Excludes $1.9 billion of assets under management or administration as of June 30, 2010 for an asset manager that City National deconsolidated effective November 1, 2009.
Note: Certain prior period balances have been reclassified to conform to current period presentation.
CITY NATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in thousands except per share data)	2010	2009	% Change	2010	2009	% Change
Interest income	$ 207,803	$ 175,876	18	$ 409,869	$ 345,367	19
Interest expense	25,805	20,300	27	52,366	44,894	17
Net Interest Income	181,998	155,576	17	357,503	300,473	19

Provision for credit losses on loans and leases, excluding covered loans	32,000	70,000	(54)	87,000	120,000	(28)
Provision for losses on covered loans	46,516	--	NM	46,516	--	NM

Noninterest Income
Trust and investment fees	33,976	25,184	35	67,485	51,053	32
Brokerage and mutual fund fees	5,461	6,645	(18)	10,742	16,402	(35)
Cash management and deposit transaction fees	12,008	12,778	(6)	24,584	26,001	(5)
International services	8,374	7,996	5	14,882	14,521	2
Bank-owned life insurance	658	871	(24)	1,336	1,734	(23)
FDIC loss sharing income, net	28,339	--	NM	37,425	--	NM
(Loss) gain on securities	(151)	1,744	(109)	980	(13,223)	107
(Loss) gain on disposal of assets	(2,814)	43	(6,644)	(1,423)	43	3,409
Gain on acquisition	25,228	--	NM	25,228	--	NM
Other	11,448	8,996	27	18,161	15,021	21
Total noninterest income	122,527	64,257	91	199,400	111,552	79

Noninterest Expense
Salaries and employee benefits	99,590	75,834	31	195,251	154,086	27
Net occupancy of premises	13,347	12,559	6	26,252	24,820	6
Legal and professional fees	13,274	7,736	72	22,255	15,469	44
Information services	7,538	6,992	8	15,054	13,472	12
Depreciation and amortization	6,363	5,953	7	12,710	11,945	6
Amortization of intangibles	2,128	1,668	28	4,575	3,511	30
Marketing and advertising	5,798	4,743	22	11,046	9,419	17
Office services and equipment	4,272	3,922	9	8,070	7,526	7
Other real estate owned	16,783	2,155	679	33,980	2,249	1,411
FDIC assessments	7,662	13,861	(45)	14,183	16,929	(16)
Other	9,823	8,711	13	19,136	17,693	8
Total noninterest expense	186,578	144,134	29	362,512	277,119	31

Income Before Taxes	39,431	5,699	592	60,875	14,906	308

Applicable Income Taxes	(2,859)	(986)	190	1,559	646	141

Net Income	$ 42,290	$ 6,685	533	$ 59,316	$ 14,260	316

Less: Net income (loss) attributable to noncontrolling interest	972	(88)	(1,205)	2,300	27	8,419

Net income attributable to City National Corporation	$ 41,318	$ 6,773	510	$ 57,016	$ 14,233	301

Less: Dividends on preferred stock	--	5,501	(100)	5,702	11,002	(48)

Net income available to common shareholders	$ 41,318	$ 1,272	3,148	$ 51,314	$ 3,231	1,488

Other Data:
Earnings per common share - basic	$ 0.78	$ 0.02	3,800	$ 0.98	$ 0.06	1,533
Earnings per common share - diluted	$ 0.78	$ 0.02	3,800	$ 0.97	$ 0.06	1,517
Dividends paid per common share	$ 0.10	$ 0.10	--	$ 0.20	$ 0.35	(43)
Common dividend payout ratio	12.71%	383.66%	(97)	20.40%	526.55%	(96)
Return on average assets	0.80%	0.16%	400	0.56%	0.17%	229
Return on average common shareholders' equity	8.93%	0.29%	2,979	5.59%	0.39%	1,333
Net interest margin (Fully taxable-equivalent)	3.93%	3.98%	(1)	3.95%	3.99%	(1)
Full-time equivalent employees	3,117	2,866	9

Note: Certain prior period balances have been reclassified to conform to current period presentation.
CITY NATIONAL CORPORATION
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME
(unaudited)
	2010
(Dollars in thousands except per share data)	Second Quarter	First Quarter	Year to Date
Interest income	$ 207,803	$ 202,066	$ 409,869
Interest expense	25,805	26,561	52,366
Net Interest Income	181,998	175,505	357,503

Provision for credit losses on loans and leases, excluding covered loans	32,000	55,000	87,000
Provision for losses on covered loans	46,516	--	46,516

Noninterest Income
Trust and investment fees	33,976	33,509	67,485
Brokerage and mutual fund fees	5,461	5,281	10,742
Cash management and deposit transaction fees	12,008	12,576	24,584
International services	8,374	6,508	14,882
Bank-owned life insurance	658	678	1,336
FDIC loss sharing income, net	28,339	9,086	37,425
(Loss) gain on securities	(151)	1,131	980
(Loss) gain on disposal of assets	(2,814)	1,391	(1,423)
Gain on acquisition	25,228	--	25,228
Other	11,448	6,713	18,161
Total noninterest income	122,527	76,873	199,400

Noninterest Expense
Salaries and employee benefits	99,590	95,661	195,251
Net occupancy of premises	13,347	12,905	26,252
Legal and professional fees	13,274	8,981	22,255
Information services	7,538	7,516	15,054
Depreciation and amortization	6,363	6,347	12,710
Amortization of intangibles	2,128	2,447	4,575
Marketing and advertising	5,798	5,248	11,046
Office services and equipment	4,272	3,798	8,070
Other real estate owned	16,783	17,197	33,980
FDIC assessments	7,662	6,521	14,183
Other	9,823	9,313	19,136
Total noninterest expense	186,578	175,934	362,512

Income Before Taxes	39,431	21,444	60,875

Applicable Income Taxes	(2,859)	4,418	1,559

Net Income	$ 42,290	$ 17,026	$ 59,316

Less: Net income attributable to noncontrolling interest	972	1,328	2,300

Net income attributable to City National Corporation	$ 41,318	$ 15,698	$ 57,016

Less: Dividends on preferred stock	--	5,702	5,702

Net income available to common shareholders	$ 41,318	$ 9,996	$ 51,314

Other Data:
Earnings per common share - basic	$ 0.78	$ 0.19	$ 0.98
Earnings per common share - diluted	$ 0.78	$ 0.19	$ 0.97
Dividends paid per common share	$ 0.10	$ 0.10	$ 0.20
Common dividend payout ratio	12.71%	52.16%	20.40%
Return on average assets	0.80%	0.31%	0.56%
Return on average common shareholders' equity	8.93%	2.20%	5.59%
Net interest margin (Fully taxable-equivalent)	3.93%	3.97%	3.95%
Full-time equivalent employees	3,117	2,983

Note: Certain prior period balances have been reclassified to conform to current period presentation.
CITY NATIONAL CORPORATION
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME
(unaudited)
	2009
(Dollars in thousands except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Year to Date
Interest income	$ 183,291	$ 180,419	$ 175,876	$ 169,491	$ 709,077
Interest expense	21,052	19,078	20,300	24,594	85,024
Net Interest Income	162,239	161,341	155,576	144,897	624,053

Provision for credit losses on loans and leases, excluding covered loans	80,000	85,000	70,000	50,000	285,000

Noninterest Income
Trust and investment fees	33,720	32,289	25,184	25,869	117,062
Brokerage and mutual fund fees	5,489	6,041	6,645	9,757	27,932
Cash management and deposit transaction fees	12,526	13,142	12,778	13,223	51,669
International services	8,591	7,895	7,996	6,525	31,007
Bank-owned life insurance	680	639	871	863	3,053
FDIC loss sharing income, net	723	--	--	--	723
Gain (loss) on securities	8,397	2,667	1,744	(14,967)	(2,159)
Gain (loss) on disposal of assets	1,406	(173)	43	--	1,276
Gain on acquisition	38,206	--	--	--	38,206
Other	1,103	6,345	8,996	6,025	22,469
Total noninterest income	110,841	68,845	64,257	47,295	291,238

Noninterest Expense
Salaries and employee benefits	85,926	80,937	75,834	78,252	320,949
Net occupancy of premises	12,990	12,613	12,559	12,261	50,423
Legal and professional fees	12,323	8,545	7,736	7,733	36,337
Information services	7,021	7,342	6,992	6,480	27,835
Depreciation and amortization	7,802	6,472	5,953	5,992	26,219
Amortization of intangibles	2,120	1,726	1,668	1,843	7,357
Marketing and advertising	6,092	4,615	4,743	4,676	20,126
Office services and equipment	3,859	3,610	3,922	3,604	14,995
Other real estate owned	3,486	2,231	2,155	94	7,966
FDIC assessments	5,816	5,308	13,861	3,068	28,053
Other	11,809	10,366	8,711	8,982	39,868
Total noninterest expense	159,244	143,765	144,134	132,985	580,128

Income Before Taxes	33,836	1,421	5,699	9,207	50,163

Applicable Income Taxes	4,434	(6,966)	(986)	1,632	(1,886)

Net Income	$ 29,402	$ 8,387	$ 6,685	$ 7,575	$ 52,049

Less: Net income (loss) attributable to noncontrolling interest	335	348	(88)	115	710

Net income attributable to City National Corporation	$ 29,067	$ 8,039	$ 6,773	$ 7,460	$ 51,339

Less: Dividends and accretion on preferred stock	9,399	5,502	5,501	5,501	25,903

Net income available to common shareholders	$ 19,668	$ 2,537	$ 1,272	$ 1,959	$ 25,436

Other Data:
Earnings per common share - basic	$ 0.38	$ 0.05	$ 0.02	$ 0.04	$ 0.50
Earnings per common share - diluted	$ 0.38	$ 0.05	$ 0.02	$ 0.04	$ 0.50
Dividends paid per common share	$ 0.10	$ 0.10	$ 0.10	$ 0.25	$ 0.55
Common dividend payout ratio	26.47%	205.08%	383.66%	619.32%	107.80%
Return on average assets	0.60%	0.18%	0.16%	0.18%	0.29%
Return on average common shareholders' equity	4.27%	0.56%	0.29%	0.49%	1.46%
Net interest margin (Fully taxable-equivalent)	3.74%	3.94%	3.98%	4.00%	3.91%
Full-time equivalent employees	3,017	2,891	2,866	2,933

Note: Certain prior period balances have been reclassified to conform to current period presentation.
CITY NATIONAL CORPORATION
CONSOLIDATED PERIOD END BALANCE SHEET
(unaudited)

	2010
(In thousands)	Second Quarter	First Quarter
Assets
Cash and due from banks	$ 184,277	$ 293,855
Federal funds sold	404,760	50,000
Due from banks - interest-bearing	336,244	429,157
Securities-available-for-sale	4,761,143	3,928,481
Trading securities	129,287	68,405
Loans and leases:
Commercial	4,286,104	4,424,233
Commercial real estate mortgages	2,078,003	2,121,941
Residential mortgages	3,577,894	3,514,149
Real estate construction	629,902	730,734
Equity lines of credit	742,071	733,550
Installment	169,070	164,929
Loans and leases, excluding covered loans	11,483,044	11,689,536
Allowance for loan and lease losses	(290,492)	(292,799)
Loans and leases, excluding covered loans, net	11,192,552	11,396,737
Covered loans (1)	2,034,591	1,803,048
Net loans and leases	13,227,143	13,199,785
Premises and equipment, net	121,960	123,178
Goodwill and other intangibles	524,820	523,135
Other real estate owned (2)	153,292	135,551
FDIC indemnification asset	394,012	325,356
Other assets	994,509	989,572
Total assets	$ 21,231,447	$ 20,066,475

Liabilities
Deposits:
Noninterest-bearing	$ 8,173,386	$ 7,881,959
Interest-bearing	9,799,527	9,081,770
Total deposits	17,972,913	16,963,729
Federal funds purchased and securities sold under repurchase agreements	177,700	183,884
Other short-term borrowed funds	700	730
Subordinated debt	337,691	339,392
Other long-term debt	473,283	472,193
Other liabilities	294,578	196,471
Total liabilities	19,256,865	18,156,399

Redeemable noncontrolling interest	47,622	46,665

Equity
City National Corporation shareholders' equity:
Preferred stock	--	--
Common stock	53,886	53,886
Additional paid-in capital	483,983	505,330
Retained earnings	1,418,486	1,382,421
Accumulated other comprehensive income	58,050	23,927
Treasury shares	(112,634)	(127,342)
Total common shareholders' equity	1,901,771	1,838,222
Total shareholders' equity	1,901,771	1,838,222
Noncontrolling interest	25,189	25,189
Total equity	1,926,960	1,863,411
Total liabilities and equity	$ 21,231,447	$ 20,066,475

(1) Covered loans are net of $46.3 million of allowance for loan losses.
(2) Other real estate owned includes $98.8 million and $77.5 million covered by FDIC loss share at June 30, 2010 and March 31, 2010, respectively.
CITY NATIONAL CORPORATION
CONSOLIDATED PERIOD END BALANCE SHEET
(unaudited)

	2009
(In thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Assets
Cash and due from banks	$ 364,483	$ 348,958	$ 350,931	$ 378,289
Federal funds sold	5,000	240,000	125,000	12,300
Due from banks - interest-bearing	443,443	767,362	205,656	140,484
Securities-available-for-sale	4,306,758	3,512,072	3,330,326	2,915,883
Trading securities	154,302	188,904	138,137	67,582
Loans and leases:
Commercial	4,709,667	4,594,683	4,764,755	4,708,627
Commercial real estate mortgages	2,161,451	2,164,398	2,162,294	2,173,983
Residential mortgages	3,533,453	3,541,534	3,511,598	3,413,538
Real estate construction	835,589	999,045	1,116,154	1,189,594
Equity lines of credit	734,182	694,660	691,226	651,127
Installment	172,566	174,170	175,315	168,245
Loans and leases, excluding covered loans	12,146,908	12,168,490	12,421,342	12,305,114
Allowance for loan and lease losses	(288,493)	(265,005)	(256,018)	(241,586)
Loans and leases, excluding covered loans, net	11,858,415	11,903,485	12,165,324	12,063,528
Covered loans	1,851,821	--	--	--
Net loans and leases	13,710,236	11,903,485	12,165,324	12,063,528
Premises and equipment, net	124,309	126,097	125,510	128,189
Goodwill and other intangibles	525,583	533,367	496,562	498,194
Other real estate owned (1)	113,866	43,969	18,064	12,639
FDIC indemnification asset	380,743	--	--	--
Other assets	950,034	736,390	705,275	716,442
Total assets	$ 21,078,757	$ 18,400,604	$ 17,660,785	$ 16,933,530

Liabilities
Deposits:
Noninterest-bearing	$ 7,753,936	$ 7,441,898	$ 7,118,660	$ 6,611,752
Interest-bearing	9,625,512	7,666,545	7,379,591	7,077,798
Total deposits	17,379,448	15,108,443	14,498,251	13,689,550
Federal funds purchased and securities sold under repurchase agreements	626,779	231,903	316,388	519,687
Other short-term borrowed funds	690	720	50,000	28,405
Subordinated debt	340,137	341,587	162,434	164,296
Other long-term debt	471,029	233,536	233,456	242,122
Other liabilities	196,529	216,026	189,588	199,863
Total liabilities	19,014,612	16,132,215	15,450,117	14,843,923

Redeemable noncontrolling interest	51,381	49,897	36,752	40,237

Equity
City National Corporation shareholders' equity:
Preferred stock	196,048	391,593	391,091	390,590
Common stock	53,886	53,886	53,886	50,961
Additional paid-in capital	513,550	514,904	511,939	393,114
Retained earnings	1,377,639	1,363,176	1,365,842	1,369,451
Accumulated other comprehensive income (loss)	(3,049)	24,329	(18,110)	(23,093)
Treasury shares	(151,751)	(154,245)	(156,119)	(157,094)
Total common shareholders' equity	1,790,275	1,802,050	1,757,438	1,633,339
Total shareholders' equity	1,986,323	2,193,643	2,148,529	2,023,929
Noncontrolling interest	26,441	24,849	25,387	25,441
Total equity	2,012,764	2,218,492	2,173,916	2,049,370
Total liabilities and equity	$ 21,078,757	$ 18,400,604	$ 17,660,785	$ 16,933,530

(1) Other real estate owned includes $60.6 million covered by FDIC loss share at December 31, 2009.
CITY NATIONAL CORPORATION
CREDIT LOSS EXPERIENCE
(unaudited)

	2010			2009
(Dollars in thousands)	Second Quarter	First Quarter	Year To Date	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Year To Date
Allowance for Loan and Lease Losses (1)
Balance at beginning of period	$ 292,799	$ 288,493	$ 288,493	$ 265,005	$ 256,018	$ 241,586	$ 224,046	$ 224,046

Net (charge-offs)/recoveries:
Commercial	(21,290)	(13,532)	(34,822)	(23,088)	(28,852)	(17,283)	(18,459)	(87,682)
Commercial real estate mortgages	(402)	(14,967)	(15,369)	(5,291)	(3,372)	--	--	(8,663)
Residential mortgages	(610)	(1,391)	(2,001)	(625)	(682)	(731)	(367)	(2,405)
Real estate construction	(10,944)	(14,183)	(25,127)	(27,562)	(42,651)	(36,189)	(14,049)	(120,451)
Equity lines of credit	(337)	(210)	(547)	(550)	(387)	(1,039)	(38)	(2,014)
Installment	88	(5,253)	(5,165)	(1,632)	(915)	(1,448)	(706)	(4,701)
Total net (charge-offs)/recoveries	(33,495)	(49,536)	(83,031)	(58,748)	(76,859)	(56,690)	(33,619)	(225,916)

Provision for credit losses	32,000	55,000	87,000	80,000	85,000	70,000	50,000	285,000

Transfers (to) from reserve for off-balance sheet credit commitments	(812)	(1,158)	(1,970)	2,236	846	1,122	1,159	5,363

Balance at end of period	$ 290,492	$ 292,799	$ 290,492	$ 288,493	$ 265,005	$ 256,018	$ 241,586	$ 288,493

Net (Charge-Offs)/Recoveries to Average Total Loans and Leases, Excluding Covered Assets (annualized):

Commercial	(1.97) %	(1.20) %	(1.58) %	(1.99) %	(2.42) %	(1.47) %	(1.57) %	(1.87) %
Commercial real estate mortgages	(0.08) %	(2.82) %	(1.46) %	(0.97) %	(0.62) %	0.00%	0.00%	(0.40) %
Residential mortgage	(0.07) %	(0.16) %	(0.11) %	(0.07) %	(0.08) %	(0.08) %	(0.04) %	(0.07) %
Real estate construction	(6.36) %	(7.12) %	(6.77) %	(11.92) %	(15.68) %	(12.59) %	(4.63) %	(11.01) %
Equity lines of credit	(0.18) %	(0.12) %	(0.15) %	(0.31) %	(0.22) %	(0.62) %	(0.02) %	(0.30) %
Installment	0.21%	(12.54) %	(6.15) %	(3.74) %	(2.05) %	(3.33) %	(1.67) %	(2.70) %
Total loans and leases, excluding covered loans	(1.16) %	(1.68) %	(1.42) %	(1.93) %	(2.47) %	(1.84) %	(1.10) %	(1.84) %

Reserve for Off-Balance Sheet Credit Commitments

Balance at beginning of period	$ 18,498	$ 17,340	$ 17,340	$ 19,576	$ 20,422	$ 21,544	$ 22,703	$ 22,703
Transfers from (to) allowance	812	1,158	1,970	(2,236)	(846)	(1,122)	(1,159)	(5,363)
Balance at end of period	$ 19,310	$ 18,498	$ 19,310	$ 17,340	$ 19,576	$ 20,422	$ 21,544	$ 17,340

(1) Allowance for loan and lease losses relates to total loans and leases, excluding covered loans. Allowance for loan losses for covered loans was $46.3 million as of June 30, 2010.
CITY NATIONAL CORPORATION
NONPERFORMING ASSETS
(unaudited)
	2010		2009
(Dollars in thousands)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Nonaccrual Loans
Commercial	$ 46,530	$ 73,838	$ 81,989	$ 90,744	$ 80,372	$ 56,246
Commercial real estate mortgages	57,155	66,194	76,027	60,833	36,112	16,923
Residential mortgages	11,506	12,045	15,488	12,961	17,262	13,270
Real estate construction	138,909	164,985	202,605	233,848	237,828	223,416
Equity lines of credit	3,909	4,089	3,422	2,507	2,919	2,432
Installment	2,109	8,865	9,176	7,373	3,768	1,354
Total nonaccrual loans	260,118	330,016	388,707	408,266	378,261	313,641

Other real estate owned, exluding covered OREO	54,451	58,025	53,308	43,969	18,064	12,639

Total nonperforming assets, excluding covered assets	$ 314,569	$ 388,041	$ 442,015	$ 452,235	$ 396,325	$ 326,280

Covered assets (other real estate owned)	$ 98,841	$ 77,526	$ 60,558	$ --	$ --	$ --

Loans 90 days or more past due on accrual status, excluding covered loans	$ 789	$ 1,712	$ 5,689	$ 10,395	$ --	$ 16,261

Covered loans 90 days or more past due on accrual status	$ 362,722	$ 323,620	$ 173,309	$ --	$ --	$ --

Allowance for loan and lease losses as a percentage of:
Nonaccrual loans	111.68%	88.72%	74.22%	64.91%	67.68%	77.03%
Total nonperforming assets, excluding covered assets	92.35%	75.46%	65.27%	58.60%	64.60%	74.04%
Total loans and leases, excluding covered loans	2.53%	2.50%	2.38%	2.18%	2.06%	1.96%

Nonaccrual loans as a percentage of total loans, excluding covered loans	2.27%	2.82%	3.20%	3.36%	3.05%	2.55%

Nonperforming assets, excluding covered assets, as a percentage of:
Total loans and other real estate owned, excluding covered assets	2.73%	3.30%	3.62%	3.70%	3.19%	2.65%
Total assets	1.48%	1.93%	2.10%	2.46%	2.24%	1.93%
CITY NATIONAL CORPORATION
AVERAGE BALANCES AND RATES
(unaudited)
	2010
	Second Quarter		First Quarter		Year to Date
(Dollars in millions)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Assets
Interest-earning assets
Loans and leases
Commercial	$ 4,339	4.50%	$ 4,559	4.33%	$ 4,449	4.41%
Commercial real estate mortgages	2,098	5.59	2,151	5.49	2,125	5.54
Residential mortgages	3,542	5.36	3,522	5.39	3,532	5.38
Real estate construction	691	3.91	807	3.70	749	3.80
Equity lines of credit	743	3.58	735	3.56	739	3.57
Installment	169	5.16	170	5.14	169	5.15
Total loans and leases, excluding covered loans	11,582	4.88	11,944	4.80	11,763	4.84
Covered loans	2,003	6.90	1,833	6.44	1,918	6.68
Total loans and leases	13,585	5.18	13,777	5.03	13,681	5.10
Due from banks - interest-bearing	701	0.24	275	0.51	489	0.32
Federal funds sold and securities purchased under resale agreements	213	0.25	46	0.20	130	0.24
Securities available-for-sale	4,190	3.28	3,974	3.39	4,083	3.33
Trading securities	54	0.18	62	(0.33)	58	(0.09)
Other interest-earning assets	148	1.80	147	1.76	147	1.78
Total interest-earning assets	18,891	4.48	18,281	4.56	18,588	4.52
Allowance for loan and lease losses	(308)		(295)		(302)
Cash and due from banks	241		299		270
Other non-earning assets	1,975		1,982		1,979
Total assets	$ 20,799		$ 20,267		$ 20,535

Liabilities and Equity
Interest-bearing deposits
Interest checking accounts	$ 2,385	0.24%	$ 2,235	0.24%	$ 2,312	0.24%
Money market accounts	5,365	0.57	4,853	0.62	5,110	0.59
Savings deposits	301	0.45	387	0.66	343	0.57
Time deposits - under $100,000	414	0.83	556	0.62	484	0.71
Time deposits -- $100,000 and over	1,147	0.82	1,239	0.96	1,193	0.89
Total interest-bearing deposits	9,612	0.53	9,270	0.58	9,442	0.55

Federal funds purchased and securities sold under repurchase agreements	183	3.74	300	2.62	241	3.04
Other borrowings	804	5.75	812	5.73	808	5.74
Total interest-bearing liabilities	10,599	0.98	10,382	1.04	10,491	1.01
Noninterest-bearing deposits	7,988		7,594		7,792
Other liabilities	330		288		310
Total equity	1,882		2,003		1,942
Total liabilities and equity	$ 20,799		$ 20,267		$ 20,535

Net interest spread		3.50%		3.52%		3.51%
Net interest margin		3.93%		3.97%		3.95%

Average prime rate		3.25%		3.25%		3.25%
CITY NATIONAL CORPORATION
AVERAGE BALANCES AND RATES
(unaudited)
	2009
	Fourth Quarter		Third Quarter		Second Quarter		First Quarter		Year to Date
(Dollars in millions)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Assets
Interest-earning assets
Loans and leases
Commercial	$ 4,607	4.30%	$ 4,724	4.26%	$ 4,721	4.21%	$ 4,756	4.22%	$ 4,702	4.25%
Commercial real estate mortgages	2,163	5.47	2,144	5.49	2,178	5.69	2,200	5.74	2,171	5.60
Residential mortgages	3,534	5.56	3,528	5.50	3,454	5.51	3,406	5.58	3,481	5.54
Real estate construction	917	3.88	1,079	3.58	1,153	3.04	1,232	3.20	1,094	3.40
Equity lines of credit	706	3.52	687	3.51	674	3.46	630	3.39	675	3.47
Installment	173	5.10	177	5.08	174	5.05	171	5.12	174	5.09
Total loans and leases, excluding covered loans	12,100	4.80	12,339	4.72	12,354	4.70	12,395	4.75	12,297	4.74
Covered loans	264	6.10	--	0.00	--	0.00	--	0.00	66	6.10
Total loans and leases	12,364	4.83	12,339	4.72	12,354	4.70	12,395	4.75	12,363	4.75
Due from banks - interest-bearing	906	0.34	204	0.50	195	0.60	134	0.47	362	0.41
Federal funds sold and securities purchased under resale agreements	375	0.13	338	0.15	15	0.23	11	0.24	186	0.14
Securities available-for-sale	3,804	3.62	3,560	4.03	3,252	4.08	2,302	4.65	3,234	4.03
Trading securities	74	1.95	71	0.18	112	1.36	115	0.19	93	0.89
Other interest-earning assets	84	3.48	76	3.76	75	3.45	76	3.48	77	3.54
Total interest-earning assets	17,607	4.21	16,588	4.40	16,003	4.49	15,033	4.67	16,315	4.43
Allowance for loan and lease losses	(276)		(260)		(246)		(236)		(255)
Cash and due from banks	313		308		324		335		320
Other non-earning assets	1,451		1,302		1,288		1,279		1,331
Total assets	$ 19,095		$ 17,938		$ 17,369		$ 16,411		$ 17,711

Liabilities and Equity
Interest-bearing deposits
Interest checking accounts	$ 2,027	0.21%	$ 1,637	0.25%	$ 1,388	0.29%	$ 1,098	0.32%	$ 1,541	0.26%
Money market accounts	4,093	0.64	4,232	0.66	4,111	0.86	3,897	1.01	4,084	0.79
Savings deposits	306	0.63	262	0.64	222	0.74	166	0.65	239	0.66
Time deposits - under $100,000	293	0.81	211	1.05	221	1.42	234	2.22	240	1.34
Time deposits -- $100,000 and over	1,221	1.04	1,221	1.24	1,311	1.56	1,463	2.06	1,303	1.50
Total interest-bearing deposits	7,940	0.60	7,563	0.67	7,253	0.89	6,858	1.16	7,407	0.82

Federal funds purchased and securities sold under repurchase agreements	236	3.38	234	3.41	472	1.77	723	1.22	415	2.00
Other borrowings	639	4.41	511	3.27	494	1.75	526	2.20	542	3.01
Total interest-bearing liabilities	8,815	0.95	8,308	0.91	8,219	0.99	8,107	1.23	8,364	1.02
Noninterest-bearing deposits	7,790		7,214		6,770		5,983		6,945
Other liabilities	249		212		234		271		241
Total equity	2,241		2,204		2,146		2,050		2,161
Total liabilities and equity	$ 19,095		$ 17,938		$ 17,369		$ 16,411		$ 17,711

Net interest spread		3.26%		3.49%		3.50%		3.44%		3.41%
Net interest margin		3.74%		3.94%		3.98%		4.00%		3.91%

Average prime rate		3.25%		3.25%		3.25%		3.25%		3.25%

Note: Certain prior period balances have been reclassified to conform to current period presentation.
CITY NATIONAL CORPORATION
CAPITAL AND CREDIT RATING DATA
(unaudited)
	2010			2009
	Second Quarter	First Quarter	Year To Date	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Year To Date
Per Common Share:
Shares Outstanding (in thousands):
Average - Basic	52,012	51,690	51,852	51,509	51,482	50,416	48,046	50,272
Average - Diluted	52,542	52,092	52,336	51,720	51,660	50,551	48,130	50,421
Period-end	52,089	51,888		51,536	51,499	51,471	48,224
Book value for common shareholders	$ 36.51	$ 35.43		$ 34.74	$ 34.99	$ 34.14	$ 33.87
Closing price:
High	$ 64.13	$ 54.86	$ 64.13	$ 47.32	$ 43.80	$ 44.14	$ 47.76	$ 47.76
Low	51.23	45.81	45.81	36.59	33.13	31.87	22.83	22.83
Period-end	51.23	53.97		45.60	38.93	36.83	33.77

Capital Ratios (Dollars in millions):
Risk-based capital
Risk-weighted assets (1)	$ 13,807	$ 13,856		$ 14,431	$ 13,669	$ 13,887	$ 13,619
Tier 1 common shareholders' equity	$ 1,337	$ 1,309		$ 1,286	$ 1,261	$ 1,293	$ 1,173
Percentage of risk-weighted assets (2)	9.69	9.44		8.91	9.22	9.31	8.61
Tier I capital	$ 1,614	$ 1,586		$ 1,760	$ 1,682	$ 1,715	$ 1,594
Percentage of risk-weighted assets	11.69%	11.44%		12.20%	12.31%	12.35%	11.71%
Total capital	$ 2,027	$ 1,998		$ 2,186	$ 2,099	$ 1,969	$ 1,845
Percentage of risk-weighted assets	14.68%	14.42%		15.15%	15.35%	14.18%	13.55%
Tier I leverage ratio	7.96%	8.03%		9.48%	9.66%	10.16%	10.04%

Period-end equity to period-end assets	9.08%	9.29%		9.55%	12.06%	12.31%	12.10%
Period-end common shareholders' equity to period-end assets	8.96%	9.16%		8.49%	9.79%	9.95%	9.65%

Average equity to average assets	9.05%	9.88%	9.46%	11.73%	12.29%	12.35%	12.49%	12.20%
Average common shareholders' equity to average assets	8.93%	9.10%	9.01%	9.56%	9.96%	9.96%	9.96%	9.85%

Period-end tangible equity to period-end tangible assets (2)	6.77%	6.86%		7.24%	9.43%	9.77%	9.44%
Period-end tangible common shareholders' equity to period-end tangible assets (2)	6.65%	6.73%		6.15%	7.10%	7.35%	6.91%

Average tangible equity to average tangible assets (2)	6.70%	7.49%	7.09%	9.20%	9.72%	9.77%	9.75%	9.60%
Average tangible common shareholders' equity to average tangible assets (2)	6.58%	6.68%	6.63%	6.96%	7.33%	7.30%	7.14%	7.18%

Senior Debt Credit Ratings
For The Period Ended June 30, 2010
	Moody's	Fitch	Standard & Poor's	DBRS
City National Bank	Aa3	A--	A--	A (high)
City National Corporation	A1	A--	BBB+	A

(1) In accordance with applicable bank regulatory guidelines, the Company calculates risk-weighted assets by assigning assets and credit equivalent amounts of derivatives and off-balance sheet items to one of several broad risk categories according to the obligor, or, if relevant, the guarantor or the nature of the collateral. The aggregate dollar amount in each risk category is then mutlipled by the risk weight associated with that category. The resulting weighted values from each of the risk categories are added together for determining risk-weighted assets.
(2) The Tier 1 common shareholders' equity to risk-weighted assets ratio, tangible equity to tangible assets ratio, and tangible common shareholders' equity to tangible assets ratio are non-GAAP financial measures. For notes on non-GAAP measures, see pages 13 and 14 of the Selected Financial Information.
CITY NATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(unaudited)

(a) Net income available to common shareholders, excluding unusual items

A reconciliation of the GAAP to non-GAAP measure is set forth below:

	Quarter Ending June 30, 2010
(Dollars in millions, except per share amounts)	Amount	Per Share
Net income available to common shareholders	$ 41.3	$ 0.78
After tax adjustments:
Less: Gain on acquisitions	(14.7)	(0.28)
Add: Acquisition transaction costs	1.0	0.02
Add: Net impairment loss on covered loans	14.2	0.27
Add: Community Reinvestment Act-related receivable write-off	2.9	0.05
Less: Net tax benefits	(14.7)	(0.28)
Net income available to common shareholders, excluding unusual items	$ 30.0	$ 0.56

Management believes these non-GAAP financial measures enhance the comparability of the financial results with prior periods as well as to highlight the effects of unusual charges in the periods presented. The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze the Company's underlying financial performance without the impact of unusual items.

(b) Tier 1 common shareholders' equity to risk-based assets

The Tier 1 common shareholders' equity to risk-based assets ratio, also known as Tier 1 common ratio, is calculated by dividing (a) Tier 1 capital less non-common components including qualifying perpetual preferred stock, qualifying noncontrolling interest in subsidiaries and quaifying trust preferred securities by (b) risk-weighted assets. Tier 1 capital and risk-weighted assets are calculated in accordance with applicable bank regulatory guidelines. This ratio is a non-GAAP measure that is used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews this measure in evaluating the Company's capital levels and has included these ratios in response to market participant interest in the Tier 1 common shareholders' equity to risk-based assets ratio.

	2010		2009
(Dollars in thousands)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Tier 1 capital	$ 1,614,360	$ 1,585,727	$ 1,760,136	$ 1,682,155	$ 1,714,912	$ 1,594,371
Less: Preferred stock	--	--	(196,048)	(391,593)	(391,091)	(390,590)
Less: Noncontrolling interest	(25,088)	(25,088)	(26,339)	(24,748)	(25,387)	(25,441)
Less: Trust preferred securities	(252,088)	(252,062)	(252,036)	(5,155)	(5,155)	(5,155)
Tier 1 common shareholders' equity (A)	$ 1,337,184	$ 1,308,577	$ 1,285,713	$ 1,260,659	$ 1,293,279	$ 1,173,185

Risk-weighted assets (B)	$ 13,806,751	$ 13,856,028	$ 14,430,857	$ 13,669,051	$13,886,674	$ 13,618,545

Tier 1 common shareholders' equity to risk-based assets (A)/(B)	9.69	9.44%	8.91%	9.22%	9.31%	8.61%

(c) Operating Revenue

Operating revenue (excluding gain on acquisitions) is a non-GAAP financial measure that represents total revenue less gain on FDIC-assisted acquisitions. Management reviews operating revenue in evaluating the Company's financial performance and believes that it enhances the comparability of the financial results with prior periods.

Total revenue for the second quarter of 2010 was $304.5 million, an increase of 39 percent from $219.8 million of total revenue in the second quarter of 2009. Operating revenue, which excludes gain on acquisitions of $25.2 million for the second quarter of 2010, was $279.3 million compared to operating revenue of $219.8 million for the second quarter of 2009. There was no gain on acquisitions in the second quarter of 2009. Operating revenue increased 27 percent from the second quarter of 2009.
CITY NATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

(d) Tangible equity and tangible common shareholders' equity ratios

Tangible equity to tangible assets is a non-GAAP financial measure that represents total equity less identifiable intangible assets and goodwill divided by total assets less identifiable intangible assets and goodwill. Tangible common shareholders' equity to tangible assets is a non-GAAP financial measure that represents tangible equity less preferred stock and noncontrolling interest divided by total assets less identifiable intangible assets and goodwill. Management reviews both these measures in evaluating the Company's capital levels and has included these ratios in response to market participant interest in tangible equity and tangible common shareholders' equity as a measure of capital. A reconciliation of the GAAP to non-GAAP measure is set forth below:

	2010			2009
(Dollars in thousands)	Second Quarter	First Quarter	Year To Date	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Year To Date
Period End:
Total equity	$ 1,926,960	$ 1,863,411		$ 2,012,764	$ 2,218,492	$ 2,173,916	$ 2,049,370
Less: Goodwill and other intangibles	(524,820)	(523,135)		(525,583)	(533,367)	(496,562)	(498,194)
Tangible equity (A)	1,402,140	1,340,276		1,487,181	1,685,125	1,677,354	1,551,176
Less: Noncontrolling interest	(25,189)	(25,189)		(26,441)	(24,849)	(25,387)	(25,441)
Less: Preferred stock	--	--		(196,048)	(391,593)	(391,091)	(390,590)
Tangible common shareholders' equity (B)	$ 1,376,951	$ 1,315,087		$ 1,264,692	$ 1,268,683	$ 1,260,876	$ 1,135,145

Total assets	$ 21,231,447	$ 20,066,475		$ 21,078,757	$ 18,400,604	$ 17,660,785	$ 16,933,530
Less: Goodwill and other intangibles	(524,820)	(523,135)		(525,583)	(533,367)	(496,562)	(498,194)
Tangible assets (C)	$ 20,706,627	$ 19,543,340		$ 20,553,174	$ 17,867,237	$ 17,164,223	$ 16,435,336

Period-end tangible equity to period-end tangible assets (A)/(C)	6.77%	6.86%		7.24%	9.43%	9.77%	9.44%
Period-end tangible common shareholders' equity to period-end tangible assets (B)/(C)	6.65%	6.73%		6.15%	7.10%	7.35%	6.91%

Average Balance:
Total equity	$ 1,881,635	$ 2,003,150	$ 1,942,057	$ 2,240,642	$ 2,204,220	$ 2,145,859	$ 2,050,401	$ 2,160,922
Less: Goodwill and other intangibles	(522,311)	(524,838)	(523,567)	(533,314)	(510,514)	(497,487)	(499,229)	(510,230)
Tangible equity (D)	1,359,324	1,478,312	1,418,490	1,707,328	1,693,706	1,648,372	1,551,172	1,650,692
Less: Noncontrolling interest	(25,189)	(26,427)	(25,805)	(24,815)	(25,369)	(25,438)	(25,441)	(25,264)
Less: Preferred stock	--	(132,915)	(66,090)	(389,688)	(391,353)	(390,838)	(390,348)	(390,557)
Tangible common shareholders' equity (E)	$ 1,334,135	$ 1,318,970	$ 1,326,595	$ 1,292,825	$ 1,276,984	$ 1,232,096	$ 1,135,383	$ 1,234,871

Total assets	$ 20,799,187	$ 20,267,248	$ 20,534,687	$ 19,095,212	$ 17,938,231	$ 17,369,311	$ 16,411,240	$ 17,711,495
Less: Goodwill and other intangibles	(522,311)	(524,838)	(523,567)	(533,314)	(510,514)	(497,487)	(499,229)	(510,230)
Tangible assets (F)	$ 20,276,876	$ 19,742,410	$ 20,011,120	$ 18,561,898	$ 17,427,717	$ 16,871,824	$ 15,912,011	$ 17,201,264

Average tangible equity to average tangible assets (D)/(F)	6.70%	7.49%	7.09%	9.20%	9.72%	9.77%	9.75%	9.60%
Average tangible common shareholders' equity to average tangible assets (E)/(F)	6.58%	6.68%	6.63%	6.96%	7.33%	7.30%	7.14%	7.18%
CONTACT:  City National
          Financial/Investors
          Christopher J. Carey
            310.888.6777
            Chris.Carey@cnb.com
          Media
          Cary Walker
            213.673.7615
            Cary.Walker@cnb.com

          Conference Call:
          Today 2:00 p.m. PDT
          (866) 393-6804
          Conference ID: 83752468